EXHIBIT 10.2

Harbor Global Company Ltd.

One Faneuil Hall Marketplace

Boston, Massachusetts 02109

August 18, 2006

Stephen G. Kasnet

Chief Executive Officer

Calypso Management LLC

One Faneuil Hall Marketplace

Boston, Massachusetts 02109

Re:	Amended and Restated Administration and Liquidation Agreement

Dear Stephen:

Reference is made to the Amended and Restated Administration and Liquidation Agreement, effective as of July 10, 2006, by and between Calypso Management LLC, a Delaware limited liability company (“Calypso”), and Harbor Global Company Ltd., a Bermuda limited duration company (the “Company”), as amended (the “Administration Agreement”).

In consideration of the agreements set forth in this letter agreement, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged by the parties hereto, and intending to be legally bound, Calypso and the Company agree as follows:

The Company and Calypso agree that, if the Board of Directors of the Company (the “Board”), pursuant to the Company’s Memorandum of Association, extends (the “Extension”) the date by which the assets of the Company must be liquidated (such extended date, the “Extension Date”) beyond the current date for completing such liquidation of October 24, 2006, the term of the Administration Agreement, as set forth in Section 2 of the Administration Agreement, shall be automatically extended until the earliest of (i) the Extension Date, (ii) the date the Company is liquidated or (iii) the date of termination of the Administration Agreement pursuant to Section 1 of Amendment No. 2 to the Amended and Restated Administration and Liquidation Agreement contemplated to be entered into between the Company and Calypso pursuant to the Agreement and Plan of Amalgamation, dated as of the date hereof, by and among the Company, Isvias Trading Limited, a company incorporated under the laws of the Republic of Cyprus, and Namredips Ltd., a Bermuda company and a wholly owned subsidiary of Buyer, subject to the Company and Calypso entering into such Amendment No. 2 (such earliest date, the “Termination Date”). The extension of the term of the Administration Agreement will be legally binding notwithstanding that this letter agreement is less than 120 days prior to October 24, 2006.

Section 1 of the Employment Agreement, dated as of August 8, 2000, between Stephen G. Kasnet and Calypso Management LLC (as amended previously, “Employment Agreement”) provides for Mr. Kasnet’s engagement by Calypso “for the Term (as defined in the Administration and Liquidation Agreement)” (the “Employment Agreement Term”). If the Board effects the Extension, the parties agree to extend the Employment Agreement Term until the Termination Date.

This letter agreement may be executed in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

Please confirm your agreement with the foregoing by signing and returning the enclosed copy of this letter.

Very truly yours,

Harbor Global Company Ltd.

By:	/s/ Stephen G. Kasnet
Name:	Stephen G. Kasnet
Title:	President and Chief Executive Officer

Agreed and accepted as of the date first set forth above

Calypso Management LLC

By	/s/ Stephen G. Kasnet
Name:	Stephen G. Kasnet
Title:	President and Chief Executive Officer

cc: R. Hale Andrews, Jr.